Exhibit 10.4

DIRECTOR COMPENSATION PROGRAM

Approved June 1, 2009; Effective January 1, 2009;

REVISED March 1, 2011, Effective January 1, 2011

REVISED Feb 5, 2014; Effective April 1, 2014 (for amounts payable on or after date)

REVISED May 11, 2016, for amounts payable on or after such date

ANNUAL CASH RETAINER: $75,000

Director may elect to take all or part of the retainer in shares of Company Stock.  Directors will be responsible for taxes on all such amounts.  If shares are elected for the cash portion of the retainer, they will be fully vested upon issuance.

SHARE AWARDS:

•	Annual grant of $125,000 of restricted stock (RSAs) under 2009 Equity Incentive Plan
•	RSA will vest one year from grant
•	Awards will be made on the later of two business days following the annual meeting or the first quarter earnings release
•

Awards in May 2015 shall be issued for directors (other than Edwards) so that awards are issued at the beginning of each term rather than at the end. In 2015, this will result in effectively a “double” issuance for such directors.

ADDITIONAL RETAINERS:

•	Board Chair $20,000
•	Audit Committee Chair $20,000
•	Compensation Committee Chair $10,000
•	Nominating Committee Chair $4,000

ELIMINATING:

•	Per diems
•	Committee secretary retainers
•	All other retainers

OUT OF POCKET EXPENSES: Reimbursement of actual expenses for meetings and attendance at other board service events

EXECUTIVES:  serving as directors will receive no director compensation or awards

STOCK OWNERSHIP GUIDELINES:  Four times the annual share award retainer ($400,000)